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EXHIBIT 10.117

        [ COMPANY LETTERHEAD ]

May 9, 2002

Southwall Technologies Inc.
1029 Corporation Way
Palo Alto, CA 94303

ATTN:	Thomas G. Hood President and Chief Executive Officer

Dear Mr. Hood:

This letter is written with references to the Guarantee Agreement dated as of May 6, 1997, between Southwall Technologies, Inc. ("STI") and Teijin Limited ("Teijin") as amended in August 1999 by Memorandum between STI and Teijin (such Guarantee, as amended, the "Guarantee Agreement").

STI has advised Teijin that, as of December 31, 2001 and March 31, 2002, it was not in compliance with the Minimum Quick Ratio, Tangible Net Worth Amount and Maximum Debt/Tangible Net Worth of the financial covenants in Article 4-1(1) of the Guarantee Agreement. STI has requested that Teijin waive STI's non-compliance through September 30, 2003, including, without limitation, the measurement periods ending on December 31, 2001 and March 31, 2002.

Subject to the conditions set forth below, this will confirm that Teijin hereby waives any defaults under Article 5.1 of the Guarantee Agreement that may exist through and including September 30, 2003, arising out of STI's failure to comply with the financial covenants of the Minimum Quick Ratio, Tangible Net Worth Amount and Maximum Debt Tangible Net Worth in Article 4-(1) of the Guarantee Agreement.

This waiver does not apply to any period after September 30, 2003, after which Teijin shall be entitled to enforce its rights under the Guarantee Agreement with respect to STI's non-compliance with one or more of such covenants for the any measurement period starting after September 30, 2003. This waiver is solely and exclusively for the purpose of the Guarantee Agreement and without prejudice to any other rights that Teijin has or may have against STI.

In addition, this waiver is conditioned on STI's agreement that, 1) in the event that is issues new capital to third parties in a public offering of its equity securities at any time prior to September 30, 2003, STI shall apply $2.5 million of the proceeds of the offering to the prepayment of the 2004 installments of the Sanwa loan and 2) in the event that it issues new capital to third parties in one or more transactions other than a public offering of its equity securities at any time prior to September 30, 2003, STI shall apply 10% of the aggregate proceeds of such offerings to the prepayment of the 2004 installments of the Sanwa loan. STI hereby confirms its obligation to make scheduled payments in accordance with the terms of the Sanwa loan.

Very truly yours,

Teijin Limited

/s/ Y. Kobayashi

By Yakio Kobayashi
    Assistant to General Manager

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  EXHIBIT 10.117